EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/22/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/26/2025	Sell	25,150	18.93
3/27/2025	Sell	37,918	18.64
3/28/2025	Sell	2,551	18.37
3/31/2025	Sell	27,897	17.71
4/1/2025	Sell	46,268	18.02
4/2/2025	Sell	23,000	18.10
4/3/2025	Sell	35,269	17.52
4/4/2025	Sell	7,505	16.67
4/7/2025	Sell	5,295	16.29
4/9/2025	Sell	63,026	17.38
4/10/2025	Sell	1,400	16.97
4/15/2025	Sell	634	17.36
4/16/2025	Sell	935	16.98
4/22/2025	Buy	10,037	16.58
4/23/2025	Buy	32,159	17.22
4/24/2025	Buy	200	17.38
4/25/2025	Buy	3,700	17.60
4/29/2025	Sell	6,990	17.81
5/5/2025	Sell	28,708	18.36
5/6/2025	Sell	10,941	18.10
5/22/2025	Sell	655,201	20.00